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                                                                    EXHIBIT 21

                                  SIMULA, INC.
                                SUBSIDIARY LIST

1.      Simula Holdings, Inc.

2.      Simula Transportation Equipment Corporation (formerly Intaero, Inc.)

3.      Simula Government Products, Inc.

4.      Simula Technologies, Inc.

5.      Airline Interiors, Inc.

6.      Coach and Car Equipment Corporation

7.      Artcraft Industries Corp.

8.      Simula Automotive Safety Devices, Inc.

9.      Simula Automotive Safety Devices, Limited

10.     Simula Protective Systems, Limited

11.     International Center for Safety Education, Inc.

12.     Safety Equipment, Inc.

13.     Sedona Scientific, Inc.

14.     Intaero, Limited

15.     ViaTech, Inc.